EXHIBIT 11.0

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

	For the Three Months Ended		For the Six Months Ended
(Unaudited; in thousands, except per share amounts)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
BASIC
Net income (loss)	$37,380	$(93,987)	$67,550	$(87,480)

Applicable Share of Computation of Income (Loss) per Share:
Weighted average common shares outstanding	386,191	409,769	387,472	412,915

Basic Income (Loss) Per Common Share:
Net income (loss) per common share	$0.10	$(0.23)	$0.17	$(0.21)

DILUTED
Net income (loss)	$37,380	$(93,987)	$67,550	$(87,480)

Applicable Share of Computation of Income (Loss) per Share:
Weighted average common shares outstanding	386,191	409,769	387,472	412,915
Weighted average common equivalent shares arising from:
Dilutive stock options	2,586	—	2,554	—

Weighted average number of common and common equivalent shares	388,777	409,769	390,026	412,915

Diluted Income (Loss) Per Common Share:
Net income (loss) per common share	$0.10	$(0.23)	$0.17	$(0.21)